Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ModusLink Global Solutions, Inc.

Waltham, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-197264) and on Form S-8 (No. 333-93189, No. 333-52636, No. 333-75598, No. 333-84648, No. 333-90608, No. 333-121235, No. 333-131670, No. 333-164437 and No. 333-171285) of ModusLink Global Solutions, Inc. of our reports dated October 14, 2014, with respect to the consolidated balance sheet of ModusLink Global Solutions, Inc. as of July 31, 2014 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the year then ended and the effectiveness of ModusLink Global Solutions, Inc.’s internal control over financial reporting as of July 31, 2014, which reports appear in the July 31, 2014 annual report on Form 10-K of ModusLink Global Solutions, Inc.

/s/ BDO USA, LLP

Boston, Massachusetts

October 14, 2014